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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tyco International Ltd. of our report dated February 12, 1999 (except with respect to the matter disclosed in Note 18--Merger with Tyco International Ltd., as to which the date is April 2, 1999) on our audit of the consolidated balance sheet of AMP Incorporated and subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998 included in the Tyco International Ltd. Form 10-K filed December 21, 2000 and to all references to our Firm included in this Registration Statement.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
June 7, 2001